Exhibit 4.1

  PRIVATE AND CONFIDENTIAL EXECUTION VERSION

2 July 2014

CELLULAR BIOMEDICINE GROUP, INC.

AND

VENTURE GARDEN LIMITED

OPTION DEED

THIS DEED is entered on the 2 day of July 2014

BETWEEN:

(1)	CELLULAR BIOMEDICINE GROUP, INC., a Delaware corporation whose principal office is situated at 530 University Avenue, #17, Palo Alto, CA 94301, the United States of America (Company); and

(2)
VENTURE GARDEN LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered address is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, the British Virgin Islands (Optionholder).

WHEREAS:

(A)           The Company is a company whose shares of common stock are listed on the Nasdaq Capital Market in the United States.

(B)           The Optionholder is a company wholly-owned by the same sole shareholder (Parent) of Full Moon Resources Limited (Existing Shareholder). As of 15 June 2014, Existing Shareholder was the beneficial owner of 107,015 Shares (as defined below).

(C)    On 15 June 2014, the Company entered into a subscription agreement (Subscription Agreement) with the Existing Shareholder pursuant to which the Company agreed to issue, and the Existing Shareholder agreed to subscribe for, an additional 447,762 Shares (as defined below) at US$6.70 per Share on the terms and conditions set out in the Subscription Agreement, which resulted in the Existing Shareholder becoming the beneficial owner of 554,777 Shares in the aggregate.

(D)    In connection with the transactions contemplated by the Subscription Agreement, the Company has agreed to grant to the Optionholder the Option (as defined below).

NOW IT IS HEREBY AGREED as follows:

1.    DEFINITIONS

1.1    In this Deed and the recitals hereto, unless the context otherwise requires, the following expressions have the following meanings :

Business Day	means a day other than a Saturday or Sunday or a public holiday in Hong Kong or the PRC on which banks are open in Hong Kong and the PRC for general commercial business and on which the Principal Market is open for business in dealing in securities;

Deed	means this deed;

Exercise Date
means any Business Day falling during the Exercise Period on which all or part of the Option are duly exercised before the close of business on such day by delivery of an Exercise Notice to the Company;

Exercise Monies
means, in respect of each election to exercise the Option, an amount that is equal to the relevant Option Price multiplied by the number of Option Shares subject to the exercise of Option by the Optionholder in such election;

Exercise Notice	means a notice substantially in the form set out in the Schedule;

Exercise Period	means the period from the date of this Deed to the Expiry Date during which the Option shall remain exercisable;

Expiry Date	means the earlier of (i) the date falling on three years from the date of this Deed; and (ii) the date on which the Option lapse pursuant to Clause 3.2;

Hong Kong	means the Hong Kong Special Administrative Region of the People's Republic of China;

Option	means the rights to subscribe for the Option Shares at a price per Share equal to the Option Price in force on the Exercise Date;

Option Price	means US$8.00, being the price payable in respect of each Share on exercise of the Option, subject to adjustments pursuant to Clause 6;

Option Shares	means those Shares to be issued upon exercise of the Option in such number, up to a total of 1,000,000 Shares subject to adjustments pursuant to Clause 6;

PRC	means the People’s Republic of China (excluding, for the purpose of this Deed, Hong Kong, Taiwan and Macau);

record date
means the date fixed by the bylaws of the Company or otherwise specified by the Company or otherwise for the purpose  of  determining  entitlement  to  dividends  or  other distributions to, or rights of, holders of Shares;

Reorganisation	means any reorganisation of the capital shares of the Company (other than a Dissolution provided in Clause 5), or any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation of the Company in which the Company is the surviving entity), or any transfer of all or substantially all the assets of the Company;

Shares	means the common stock of the Company of par value US$0.001 per share;

Principal Market	means the market on which the shares of the Company are primarily listed on or quoted for trading;

Trading Day	means a day on which there is trading on the Securities Exchange or such other market or exchange on which the Common Stock is then principally traded;

Triggering Condition	means the condition provided in Clause 3.2;

USA	means the United States of America;

US$	means United States dollars, the lawful currency of the United States of America; and

VWAP	means the volume-weighted average price as provided for in Clause 3.2.

1.2       Unless the context otherwise requires terms importing the singular number only shall include the plural and vice versa and terms importing persons shall include bodies corporate and unincorporated and terms importing one gender only shall include the other genders.

1.3      References in this Deed to Clauses and the Schedule shall be construed as references to the Clauses of and the Schedule to this Deed.

1.4       The headings to Clauses and the Schedule are inserted for convenience only and shall be ignored in construing this Deed.

2.         THE OPTION

The Company hereby irrevocably and unconditionally grants to the Optionholder the Option to subscribe for the Option Shares, in whole or in part, exercisable at the Option Price during the Exercise Period on terms and conditions as set out in this Deed.

3.         EXERCISE OF THE OPTION

3.1       Subject to Clause 3.2 of this Deed, the Optionholder shall have the right to exercise its Option from time to time, in whole or in part, at the Option Price, at any time during the Exercise Period.

3.2       At any time after eighteen (18) months from the date of this Deed, if the VWAP of the Shares for each Trading Day is greater than US$12.00, representing 150% of the Option Price, subject to adjustments pursuant to Clause 6 of this Deed, for a consecutive period of twenty (20) Trading Days (Triggering Condition), the Company shall have the right to require the Optionholderto exercise the unexercised portion of the Option in full within 14 days of satisfaction of the Triggering Condition, otherwise the Option shall lapse. To exercise this right, the Company shall deliver a written notice to the Optionholder within 7 days of the satisfaction of the Triggering Condition.

For purposes of this Clause 3.2:

VWAP means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an established stock exchange (Securities Exchange), including without limitation the NasdaqCapital Market, thevolume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Securities Exchange on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P.; (b) if the Common Stock is not then listed or quoted on a Securities Exchange and if prices for the Common Stock are then quoted on the OTC Bulletin Board, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then listed or quoted on a Securities Exchange or the OTC Bulletin Board and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Company, unless the Optionholder requests that the Company obtain an opinion of a nationally recognized investment banking firm chosen by the Company (who shall bear the expense) and reasonably acceptable to Optionholder, in which event the VWAP shall be as determined by such investment banking firm thereof.

3.3       In order to exercise the Option, the Optionholder shall complete and sign an Exercise Notice (which will be irrevocable) at each election and deliver the Exercise Notice to the Company. The Exercise Notice shall specify the number of Option Shares (in accordance with Clause 3.1 of this Deed) the Optionholder wishes to subscribe, the amount of the Exercise Monies payable and a date for completion of the exercise of the Option, which shall not be less than five (5) Business Days of the date of the Exercise Notice. For the avoidance of doubt, the Optionholder shall have the right to subscribe for less than the number of Option Shares covered hereby, provided that no partial exercise of this option may be for any fractional Share or for fewer than 100 whole Shares.

3.4       On the exercise of Option, the amount of the Exercise Monies payable shall be calculated  by  multiplying  the  Option  Price  by  the  number  of  the  Option  Shares subscribed.  The aggregate maximum amount of Exercise Monies payable upon the exercise of the Option in full shall be US$8,000,000, subject to adjustment pursuant to Clause 6.

3.5       Completion of the exercise of the Option shall take place at the principal office of the Company in the USA (or such other place as agreed between the Company and the Optionholder).

3.6       On the date specified for completion in the Exercise Notice the Company shall:

(a) duly and validly authorize and issue the number of Option Shares as stated in the Exercise Notice to the Optionholder; and

(b) procure the registration of the Optionholder, or its nominee, as a shareholder of the Company in respect of the Option Shares referred to in sub-paragraph (a) above.

3.7       On the date specified for completion in the Exercise Notice the Optionholder shall pay or procure the payment of the Exercise Monies payable by electronic funds transfer in the amount thereof to such account(s) as the Company shall notify the Optionholder in writing at least three (3) Business Days prior to the date of completion specified in the Exercise Notice, or by other means as agreed between the Company and the Optionholder. The Exercise Monies shall be paid in cash by the Optionholder at the time of exercise.

3.8       The  Company  agrees  that  Exercise  Monies  remitted  by  the  Optionholder pursuant to Clause 3.7 of this Deed shall be deemed to be the amount received by the Company, without deduction therefrom of any expenses incurred or any commissions or concessions  or  discounts  paid  or  allowed  by  the  Company  in  connection  with  the exercise of the Option.

3.9       The Option shall, to the extent not exercised, lapse automatically on the Expiry Date.

4.         UNDERTAKINGS BY THE COMPANY

4.1       The Company hereby undertakes with the Optionholder that pending the Option being exercised in full or lapsing:

(a)
the Company shall keep available for issue, free from pre-emptive rights, out of its authorised and unissued share capital sufficient Shares to satisfy in full the Option Shares (to the extent of the outstanding Option) and all other rights for the time being outstanding of subscription for and conversion into Shares;

(b)
all Option Shares issued, sold and delivered on an exercise of the Option shall rank paripassu in all respects with the fully paid Shares in issue on the relevant Exercise Date and shall accordingly entitle the holders to participate in full in all dividends or other distributions paid or made on the Shares on or after the relevant Exercise Date other than any dividend or other distribution previously declared, or recommended or resolved to be paid or made if the record date therefor shall be before the relevant Exercise Date and notice of the amount and record date for which shall have been given to the Principal Market prior to the relevant Exercise Date;

(c)
it will use its reasonable endeavours to ensure that the holder of all Option Shares   issued, sold and delivered on each exercise of the Option shall be entitled to the same registration rights as if they were Shares subscribed by the Existing Shareholder under the Subscription Agreement; and

(d)
the Company will ensure that all Shares, when issued upon the exercise of the Option, are in compliance with the provisions of the Bylaws of the Company from time to time in force, will be duly and validly issued and fully paid and non- assessable, free and clear of all encumbrances.

5.         WINDING UP OF THE COMPANY

If an effective resolution is passed during the Exercise Period for the Dissolution of the Company, then the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to (if applicable) the record date for determining rights to vote with respect to such Dissolution or the  effective date of such Dissolution, a notice stating the date on which such Dissolution is expected to become effective or close, and the date as of which it is expected that holders of Shares of record shall be entitled to exchange their Shares for securities, cash or other property deliverable upon suchDissolution; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.   The Optionholder shall remain entitled to exercise this Option during the period commencing on the date of such notice to the effective date of the event triggering such notice, except as may otherwise be expressly set forth herein.

For purposes of this Clause 5, Dissolution shall mean any voluntary or involuntary dissolution, liquidation or winding-up of the Company, merger, reorganization, consolidation, share exchange, transfer of assets or other transaction having similar effect involving the Company.

Subject to the foregoing, the Option in so far as not exercised shall lapse on the effective date of the Dissolution.

6.         REORGANISATION OF CAPITAL STRUCTURE

6.1       If and whenever the Shares by reason of any consolidation, sub-division, Share dividend or like events become of a different nominal amount whilst any Option remains exercisable, (i) the Option Price in force immediately prior thereto shall be adjusted by multiplying it by the revised nominal amount and dividing the result by the former nominal amount  and  (ii)  the  number  of  Option  Shares  (subject  to  the  Option  so  far  as unexercised) in force immediately prior thereto shall be adjusted by multiplying it by the former nominal amount and dividing the result by the revised nominal amount.   Each such adjustment shall be effective from the close of business in the USA on the day immediately preceding the date on which the consolidation or sub-division becomes effective.

6.2       In case of any Reorganisation of the Company, lawful provision shall be made so that the Optionholder shall thereafter be entitled to receive, upon exercise of the Option, during the period specified herein and upon payment of the Option Price then in effect, the  number  of  shares  or  other  securities  or  property  of  the  successor  corporation resulting from such Reorganisation that a holder of the shares deliverable upon exercise of the Option would have been entitled to receive in such Reorganisation if the Option had been exercised immediately before such Reorganisation, all subject to further adjustment as provided in this Clause 6. The foregoing provisions of this Clause 6.2 shall similarly apply to successive Reorganisations and to the shares or securities of any other corporation that are at the time receivable upon the exercise of the Option.  In all events, appropriate adjustment (as determined in good faith by the Company’s board of directors) shall be made in the application of the provisions of this Deed with respect to the rights and interests of the Optionholder after the transaction, to the extent that the provisions of this Deed shall be applicable after that event, as near as reasonably may be, in relation to any Shares or other property deliverable after that event upon exercise of the Option.

6.3       If there is any event that gives rise to an adjustment of the Option Price and/or the number of Option Shares issuable upon exercise of the Option as set forth in Clause 6.1 or 6.2, the Company shall give the Optionholder a written notice pursuant to Clause 10 below within five Business Days of the date of the event giving rise to the adjustment. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment is based.

6.4       If any adjustment as set forth in Clause 6.1 or 6.2 results in any fractional shares or script representing fractional Shares to be issued as Option Shares, the number of Option Shares the Optionholder is entitled to subscribe for shall be rounded up to the next whole Share.

6.5       Save as provided herein, no adjustments shall be made to the Option Price or the number  of  Option  Shares  in  the  event  of  alteration  in  the  capital  structure  of  the Company, provided that such alteration does not result in a change in the number of issued Shares.

7.         COSTS AND EXPENSES

7.1       Each party shall be responsible for its own costs and expenses (including legal fees and transaction costs) in connection with the preparation, negotiation and settlement of this Deed as well as the exercise of the Option and the issue of any Option Shares and any registration fees or other charges payable to relevant authorities in respect of the execution of this Deed, the exercise of the Option and the issue of Shares upon exercise of the Option.

8.         TRANSFERABILITY

The Option may not be transferred, directly or indirectly, without the Company’s consent unless the transfer is made to a wholly-owned subsidiary of the Optionholder, one or more corporate entities wholly owned by the Parent, or trust or family member of the Parent for the benefit of the Parent. Subject to the foregoing, the Option and/or the Option Shares (upon exercise of the Option) shall be freely transferrable in whole or in part by the Optionholder subject to any laws, rules, regulations or guidelines of any governmental or regulatory authority or Principal Market applicable to the Optionholder or any transferee of the Option or Option Shares, except that the Option may not be transferred by the Optionholder without the written consent of the Company.

9.         CONFIDENTIALITY

Each of the parties shall maintain the terms of this Deed including the existence of which in strict confidence and no disclosure or public announcement or communication concerning this Deed including its existence shall be made or despatched without the prior written consent of the other party except under the following circumstances:

9.1       disclosure is required by law or by any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party); or

9.2       disclosure is  required for  the  purpose of  any arbitral  or judicial  proceedings arising out of this Deed; or

9.3       the information in respect of which a party seeks to disclose is already in the public domain otherwise than as a result of a breach of this Clause by such party.

10.       NOTICES

10.1     Except as otherwise provided in this Deed, every notice under this Deed shall be in writing marked for the attention of the persons respectively shown below and shall be deemed to be duly given if it (or the envelope containing it) identifies the party to whom it is intended to be given as the addressee and:

(a)   it is delivered by being handed personally to any one of the directors or the secretary of the addressee; or

(b)   it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee’s authorised address; or

(c)   notice is duly transmitted by email, followed by subsequent written notice sent to the addressee at its authorised address and duly posted, and, in proving the giving or service of such notice, it shall be sufficient to prove that the notice was duly given within the meaning of this Clause 10.1.

10.2     A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of Clause 10.1(c) unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

10.3     For the purposes of this Clause 10 the authorised address of each of the parties hereto shall be the address shown in this Deed (or such other address as the relevant party shall by notice substitute therefor).

10.4     The persons for whose attention notices shall be marked referred to above are:

(a)         in the case of the Company :

530 University Avenue, #17
Palo Alto, CA 94301
United States of America
Attn: Tony Liu, Chief Financial Officer tony.liu@cellbiomedgroup.com
Tel: +1 (650) 566 5064

(b)         in the case of the Optionholder :

1902-03 Bank of America Tower
12 Harcourt Road Central, Hong Kong Attn: Francis Leung
francis.p.leung@gmail.com
Tel: +852 3900 8282

10.5     Any notice duly given within the meaning of Clause 10.1 shall be deemed to have been both given and received

(a)   if it is delivered in accordance with Clause 10.1(a) or 10.1(b) on such delivery;

(b)   if it is duly posted or transmitted in accordance with Clause 10.1(c) by any of the methods there specified, on the second Business Day after the day of the posting or, in the case of a notice transmitted by email, upon dispatch and the receipt of such email.

10.6     For the purposes of this Clause 10 “notice” shall include any request, demand, instructions or other document.

11.       TIME OF THE ESSENCE

In this Deed, time shall be of the essence.

12.      CHOICE OF LAW, SUBMISSION TO JURISDICTION AND ADDRESS FOR SERVICE

12.1     This Deed shall be governed by and interpreted in accordance with the laws of Hong Kong.

12.2     The  Company  and  the  Optionholder  hereby  submit  to  the  non-exclusive jurisdiction of the Hong Kong Courts but this Deed may be enforced in any court of competent jurisdiction.

13.       FURTHER ASSURANCES

Each party agrees to do all things and execute all deed, instruments, transfer or other documents as may be necessary or desirable to give full effect to the provisions of this Deed.

14.       NO WAIVER

No waiver of any provision of this Deed shall be effective unless set forth in a written instrument signed by the party waiving such provision.  No failure or delay by a party in exercising any right, power or remedy under this Deed shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.  Without limiting the foregoing, no waiver by a party of any breach by the other party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

15.       SEVERABILITY

Each and every obligation under this Deed shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part.  To the extent that any provision or provisions of this Deed are unenforceable they shall be deemed to be deleted from this Deed, and any such deletion shall not affect the enforceability of this Deed as remain not so deleted.

16.       ENTIRE AGREEMENT AND VARIATION

16.1     This Deed together with any documents referred to in it or incorporated into it by reference constitute the entire agreement between the parties with respect to its subject matter and supersedes and extinguishes any undertakings, representations, warranties, prior drafts, previous negotiations, proposals, commitments, writings, advertisements, publications oral or written, understanding and arrangements of any nature whatsoever.

16.2     No variations or alternations to this Deed shall be effective unless such changes are set out in writing and signed by the Company and the Optionholder.

17.       COUNTERPARTS

17.1     This Deed may be executed in one or more counterparts including counterparts transmitted by telecopier or facsimile, each of which shall be deemed an original, but all of which signed and taken together, shall constitute one document.

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Executed as a deed by affixing the common seal of CELLULAR BIOMEDICINE GROUP, INC. in the presence of:

/s/ Wei Cao	COMMON SEAL
Wei CAO
Chief Executive Officer

/s/ Bizuo Liu
Bizuo LIU
Chief Financial Officer

Executed as a deed by affixing the common seal of VENTURE GARDEN LIMITED in the presence of:

/s/ Leung Pak To	[SEAL]
Leung Pak To
Sole Director

SCHEDULE EXERCISE NOTICE

To: Cellular Biomedicine Group, Inc.(the Company)

We refer to the option deed entered into by and between the Company and us dated [●] July 2014 (the Option Deed).  Unless otherwise specified or the context requires otherwise, definitions used in the Option Deed apply in this Notice.

In accordance with Clause 3 of the Option Deed, we

(A)         hereby irrevocably elect to exercise the Option to subscribe for [●] Option Shares in the capital of the Company at the Option Price of US$[●], the Exercise Monies being US$[●], and agree to accept such Option Shares in the form of the relevant share certificates and on the terms of the Bylaws of the Company from time to time in force; and

(B)         make payment in full for such Option Shares by electronic funds transfer, or by other means as agreed between the Company and us, in favour of the Company for the full amount of the Exercise Monies mentioned in paragraph (A) of this Notice, and the Exercise Monies shall be paid (a) in cash; (b) through the withholding of Shares; or (c) US$  in cash and the remaining through the withholding of Shares.

(C)         request that a certificate for such Option Shares be issued in the name of the Optionholder and delivered to the following:

Name:[●]

Address: [●]

(D)         in accordance with Clause 3.3 of the Option Deed, notify the Company that completion of exercise of the Option shall take place on [date] [month] 201[●]*.

Dated: [date] [month] 201[●]

For and on behalf of

VENTURE GARDEN LIMITED

Name:
Title:

  *Note:  The date specified should not be less than five (5) Business Days from the date of this Notice.